Exhibit 99.1 Media Contact: Ruthann Baler Commonwealth Creative Associates (508) 620-6664 ruthannb@commcreative.com Bank Contact: William M Mahoney (508) 793-8369

CNB Financial Corp. Announces Earnings and Margin Improvement

Worcester, MA, July 31, 2008 – CNB Financial Corp., (OTCBB:CFNA) the parent company for Commonwealth National Bank, reported net income and earnings per share for the three and six months ended June 30, 2008.

Net income for the second quarter of 2008 was $137,000, or $0.06 per diluted share, compared to $81,000, or $0.04 per diluted share, for the comparable quarter in 2007 and $270,000 or $0.12 per diluted share, for the first quarter of 2008.  The net income in the first quarter of 2008 included a $184,000 pre-tax gain ($119,000 after-tax) on the sale of investment securities.  During the most recent quarter, as well as the comparable period of 2007, no gains or losses from the sale of investments were recorded.  For the six months ended June 30, 2008, net income equaled $407,000, or $0.18 per diluted share, compared to $140,000 or $0.06 per diluted share for the same period of 2007. The six-month net income for 2008 included the previously mentioned security gains and no security gains were recorded during the first half of 2007.

Total assets were $315.3 million at June 30, 2008, a 9% increase over the $289.5 million level at December 31, 2007, primarily due to growth in loans and overnight federal funds sold.  Loans (primarily commercial and commercial real estate loans) increased $11.1 million, or 5%, to $228.4 million at June 30, 2008, compared to $217.3 million at December 31, 2007.  Federal funds sold ended the quarter at $23.9 million compared to $4.7 million at December 31, 2007.  The asset growth was funded by an increase in deposits, which grew substantially in late June as customers increased balances in the savings and time deposit categories.

The lower interest rate environment and an increase in interest-earning assets has continued to have a favorable impact on the Company’s net interest income and the net interest margin.  Average interest-earning assets grew to $288.5 million for the quarter, 4% higher than the second quarter of 2007.  Net interest income increased to $2.4 million during the second quarter of 2008, a $362,000, or 17%, increase compared to the same period in 2007.  Net interest income increased 16%, or $641,000, to $4.8 million for the six months ended June 30, 2008.  The net interest margin improved to 3.45% for the most recent quarter compared to 3.03% during the same period of 2007.  On a year-to-date basis, the net interest margin improved to 3.40% compared to 3.03% for the first six months of 2007.

"The earnings for the second quarter of 2008 reflect the favorable results of our diligence in managing the net interest margin led by our strategic repositioning of the liability side of the balance sheet,” said President and CEO Charles R. Valade.

The provision for loan losses for the three and six months ended June 30, 2008 was $184,000 and $284,000, respectively, compared to no provision and $30,000, respectively during the same periods in 2007.  The increases in the provision reflected growth in the loan portfolio, current economic conditions and increased charge-offs and non-performing loans.  Charge-offs were $212,000 for the six months ended June 30, 2008 (equal to 0.10% of average total loans) compared to $70,000 during the first half of 2007.  Non-performing assets increased to $3.3 million or 1.04% of assets at June 30, 2008 from $1.5 million or 0.51% of assets at December 31, 2007, reflecting economic conditions.

Non-interest income, excluding $184,000 in security gains, totaled $239,000 for the first six months of the year, a slight increase over the same period of 2007.  Non-interest expense equaled $4.4 million for the six-month period ended June 30, 2008, an increase of $254,000, or 6%, compared to the first half of 2007.  The increase was primarily a result of increases in compensation, benefits, consulting and legal costs.  Expense reductions were recorded in occupancy, equipment and marketing costs.

Regulatory capital ratios exceed the “well capitalized” threshold.  Total risk-based capital equaled 12.82% on June 30, 2008 and the leverage capital ratio was 9.34%.  The Company’s banking subsidiary continues to receive a “4 Star” rating from Bauer Financial (www.bauerfinancial.com), a leading independent bank rating and research firm.

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Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

This release contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of CNB Financial Corp.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. CNB Financial Corp.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of CNB Financial Corp. and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in CNB Financial Corp.’s market area, changes in real estate market values in CNB Financial Corp.’s market area, changes in relevant accounting principles and guidelines and inability of third party service providers to perform. Additional factors that may affect our results are discussed in CNB Financials Corp.’s annual report included in the section titled “Risk Factors”, and in other reports on file with the Securities and Exchange Commission.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, CNB Financial Corp. does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.